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                                                                   Exhibit 99(i)
                            The Munder Funds, Inc.
                               480 Pierce Street
                          Birmingham, Michigan 48009



                                                     February 16, 1993



Munder Capital Management, Inc.
480 Pierce Street
Birmingham, Michigan 48009

Dear Sirs:

     The Munder Funds, Inc. (the "Company") hereby accepts your offer to purchase 10,000 shares of Munder Multi-Season Growth Fund at a price of $10.00 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

     Any redemption of these shares by you will be reduced by a pro rata portion of any then unamortized organization expenses of the Company. This proration will be calculated by dividing the number of shares to be redeemed by the aggregate number of shares held which represent the initial capital of the Company.

                                                     Sincerely,



                                                     /s/ Leonard J. Barr
                                                     --------------------------
                                                     The Munder Funds, Inc.
                                                     Leonard J. Barr
                                                     Vice President



Accepted:  /s/ Lee Munder
           -------------------------------
           Munder Capital Management, Inc.
           Lee P. Munder
           President